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                                                                   EXHIBIT 10(f)


                AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT

     This agreement is entered into between Aztec Manufacturing Co. (the "Company") and L.C. Martin ("Martin") on the date hereafter set forth.

     WHEREAS, the parties hereto entered into a change in control agreement (the "Change in Control Agreement") on the 25 day of April, 1986; and

     WHEREAS, the parties to that Change in Control Agreement desire to amend it as set forth herein.

NOW, THEREFORE, in consideration of the premises and the continued employment of Martin, it is agreed as follows:

     1. Subparagraphs 3(ii) and 3 (iii) of the Change in Control Agreement are amended to read as follows:

          "3.  Compensation Following Change of Control

               ...

               (ii) If your employment during such three (3) month period shall be terminated by you for Good Reason, as defined below, or as a result of your death or total disability or for any other reason whatsoever by the Company, the Company shall, in addition to the payment provided for in Section 3(i),pay you your full base salary through the date of termination of employment, plus any other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due. The payment provided for in Section 3(i) shall be due within five (5) days after the date of your termination.

               (iii) If your employment during such three (3) month period shall be terminated by you for any reason whatsoever other than as a result of your death, total disability or Good Reason as define below, the Company shall pay you your full base salary through the date of termination of your employment at the rate in effect at the time of your termination of employment, plus any other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, but you shall not be entitled to the payment provided for in Section 3(i). For purposes of the Agreement, "Good Reason" shall mean without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances:

               (A) the assignment to you of any duties inconsistent with your present status as Chairman of the Board and President of the Company (or such other title or titles as you may be holding immediately prior to the change in control of the Company) or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company;

               (B) a reduction by the Company in your annual base salary as in effect on the date of the change in control of the Company;

               (C) the relocation of the Company's principal executive offices to a location outside of Fort Worth, Texas (or, if different, the metropolitan area in which such offices are located immediately prior to the change in control of the Company) or the Company's requiring you to be based anywhere other than the Company's principal

                                 EXHIBIT 10(f)
                                  Page 2 of 3
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               executive offices except for required travel on the Company's business to an extent substantially consistent with your business travel obligations on the date of the change in control of the Company;

               (D) the failure by the Company, without consent to pay to you any portion of current compensation, or to pay you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

               (E) except as provided below, the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Company's current plan under which you receive a bonus, based on gross profits of the Company or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

               (F) except as provided below, the failure of the Company to continue to provide you with benefits substantially similar to those enjoyed by you under the Employees Benefit Plan and Trust of Aztec Manufacturing Co. or under any of the Company's other deferred compensation plans, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefits enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years service with the Company in accordance with the Company's normal vacation policy for officers in effect at the time of the change in control of the Company".

2. In all other respects, the Change in Control Agreement is ratified, confirmed and approved.

     WITNESS OUR HANDS this the 15/th/ day of May, 1992.


                                             AZTEC MANUFACTURING CO.



                                             By: _______________________________
                                                  Gayle D. Flowers


                                             ___________________________________
                                             L.C. MARTIN

                                 EXHIBIT 10(f)
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